As filed with the Securities and Exchange Commission on  September 2, 2009

REGISTRATION NO. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WABASH NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3715	52-1375208
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

1000 Sagamore Parkway South
Lafayette, Indiana 47905
(765) 771-5300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Giromini
President and Chief Executive Officer
Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, Indiana 47905
(765) 771-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Michael J. Silver
William I. Intner
Hogan & Hartson LLP
111 South Calvert Street, Suite 1600
Baltimore, Maryland 21202
(410) 659-2700

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement, as determined by the selling stockholder.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, par value $0.01 per share (2)	24,762,636 shares (3)	$2.69	$66,611,491	$3,710.02

(1)
Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 28, 2009.

(2)	Includes rights to purchase Series D Junior Participating Preferred Stock attached thereto, for which no separate fee is payable pursuant to Rule 457(i).

(3)
Consists of shares of common stock issuable upon the exercise of an outstanding warrant held by the selling stockholder.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such number of additional shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2009

PROSPECTUS

24,762,636 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to 24,762,636 shares of our common stock by the selling stockholder, or its donees, pledgees, transferees or other successors-in-interests.  The shares of common stock being sold are originally issuable upon the exercise of a warrant held by the selling stockholder, or its donees, pledgees, transferees or other successors-in-interests.  We will not receive any of the proceeds from the sale of these shares, but we will incur expenses in connection with the offering.

These shares are being registered to permit the sale of these shares from time to time, in amounts, at prices and on terms determined at the time of offering. The shares may be sold through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 7.

Our common stock trades on the New York Stock Exchange under the symbol “WNC.” On September 1, 2009, the last reported sales price of our common stock on the New York Stock was $2.13 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            , 2009.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We and the selling stockholder have not authorized anyone to provide you with information different from that contained in this prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  The common stock is not being offered in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our,” “the Company” and “Wabash” refer to Wabash National Corporation.

i

SUMMARY

                The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.

Wabash National Corporation

Founded in 1985 as a start-up company, Wabash is one of North America’s leaders in designing, manufacturing and marketing standard and customized truck trailers and related transportation equipment. We believe our success has been the result of our longstanding relationships with our core customers, our demonstrated ability to attract new customers, our broad and innovative product lines, our technological leadership and our large distribution and service network. Our management team is focused on rightsizing our manufacturing and retail operations to match the current demand environment, implementing our cost savings initiatives, strengthening our capital structure, developing innovative products, improving earnings and selective production introductions that meet the needs of our customers.

We seek to identify and produce proprietary products that offer exceptional value to customers with the potential to generate higher profit margins than those of standardized products. We believe that we have the engineering and manufacturing capability to produce these products efficiently. We introduced our proprietary composite product, DuraPlate®, in 1996. Composite trailers have achieved widespread industry acceptance accounting for approximately one out of every three dry van trailers sold in 2008. Since 2002, sales of our DuraPlate® trailers represented approximately 90% of our total new dry van trailer sales. We are also a competitive producer of standardized sheet and post and refrigerated trailer products and we strive to become the low-cost producer of these products within our industry. Through our Transcraft Corporation (“Transcraft”) subsidiary we also manufacture steel flatbed and dropdeck trailers. As part of our commitment to expand our customer base, diversify our revenues and extend our market leadership, Transcraft acquired in July 2008 certain operating assets of Benson International LLC, and its affiliates, a manufacturer of aluminum flatbeds, dump trailers and other truck bodies. In addition, in December 2008, the Company announced a multi-year agreement to build and service all of PODS®1 portable storage container requirements as part of our strategy to leverage our DuraPlate® panel technology into other industry segments. We expect to continue a program of product development and selective acquisitions of quality proprietary products that further differentiate us from our competitors and increase shareholder value.

We market our transportation equipment under the Wabash®, DuraPlate®, DuraPlateHD®, FreightPro®, ArcticLite®, RoadRailer®, Transcraft®, Eagle®, Eagle II®, D-Eagle® and BensonTM trademarks directly to customers, through independent dealers and through our Company-owned retail branch network. Historically, we have focused on our longstanding core customers representing many of the largest companies in the trucking industry. Our relationships with our core customers have been central to our growth since inception. Beginning in 2003, we have actively pursued the diversification of our customer base by focusing on what we refer to as the mid-market. These carriers, which represent approximately 1,250 carriers, operate fleets of between 250 to 7,500 trailers, which we estimate in total account for approximately one million trailers.

Our 11 company-owned full service retail branches provide additional opportunities to distribute our products and also offer nationwide services and support capabilities for our customers. In addition, we maintain four used fleet sales centers to focus on selling both large and small fleet trade packages to the wholesale market. Our retail branch network’s sale of new and used trailers, aftermarket parts and service through our retail branch network generally provides enhanced margin opportunities. We also utilize a network of approximately 24 independent dealers with approximately 48 locations throughout North America to distribute our van trailers. In addition, we distribute our flatbed and dropdeck trailers through a network of over 80 independent dealers with approximately 110 locations throughout North America.

1 PODS® is a registered trademark of PODS, Inc. and Pods Enterprises, Inc.

On July 17, 2009, we entered into a Securities Purchase Agreement with Trailer Investments, LLC (“Trailer Investments”) pursuant to which Trailer Investments agreed to invest $35 million in the Company.  On August 3, 2009, pursuant to the Securities Purchase Agreement, we issued to Trailer Investments 20,000 shares of our Series E redeemable preferred stock (the “Series E Preferred”), 5,000 shares of our Series F redeemable preferred stock (the “Series F Preferred”), and 10,000 shares of our Series G redeemable preferred stock (the “Series G Preferred”, and together with the Series E Preferred and the Series F Preferred, the “Preferred Stock”) and a warrant that is exercisable at $0.01 per share for 24,762,636 newly issued shares of our common stock representing on August 3, 2009, the date the warrant was delivered, 44.21% of our issued and outstanding common stock after giving effect to the issuance of the shares underlying the warrant, subject to upward adjustment (the “Warrant”) for an aggregate purchase price of $35,000,000 (the “Transaction”).  On July 17, 2009, we also entered into our Third Amended and Restated Loan and Security Agreement, which was effective August 3, 2009 (the "Amended Facility"), by and among us and certain of our subsidiaries identified on the signature page thereto (the “Borrowers”), Bank of America, N.A., as a lender and as agent (“Agent”), and the other lenders parties thereto. As a result of the Transaction, we have a material relationship with the selling stockholder and certain of its affiliates, as described in this prospectus and as described in detail in our Current Reports on Form 8-K filed with the SEC on July 20, 2009 and August 4, 2009, which are incorporated by reference in this prospectus.

The address of our principal executive office is 1000 Sagamore Parkway South, Lafayette, Indiana 47905 and our telephone number is (765) 771-5300.  We maintain a website at www.wabashnational.com.  Information on our website is not, however, a part of, or incorporated by reference into, this prospectus.

The Offering

Common stock offered by the selling stockholder	24,762,636 shares.

Selling stockholder
All of the common stock is being offered by the selling stockholder, Trailer Investments, or its donees, pledgees, transferees or other successors-in-interests.  See “Selling Stockholder” for more information on the selling stockholder. We are not selling any shares in this offering.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Plan of Distribution
The selling stockholder may offer and sell the common stock from time to time through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 8.

Pro Forma Financial Information
Our unaudited pro forma financial information provided in this prospectus reflects the effects of the Transaction and the Amended Facility as if they had occurred at the beginning of the periods presented and is derived from our unaudited historical financial statements as of and for the six months ended June 30, 2009 and from our audited historical financial statements for the twelve months ended December 31, 2008.

New York Stock Exchange symbol	“WNC”

Risk Factors
See “Risk Factors” and the other information contained in this prospectus or to which we refer you for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

 RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference in this prospectus before you decide to purchase our common stock.  In particular, you should carefully consider and evaluate the risks and uncertainties described below as well as those described in “Part I— Item 1A. Risk Factors” of our amended Form 10-K/A for the fiscal year ended December 31, 2008 and the additional risks and uncertainties set forth in “Part II— Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, which information is incorporated in this prospectus by reference.  Any of the risks and uncertainties set forth therein and below could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock.  As a result, you could lose all or part of your investment.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholder may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. As of August 21, 2009, there were 31,241,388 shares of our common stock outstanding. The selling stockholder has the right to acquire 24,762,636 shares of our common stock, subject to upward adjustment, issuable upon exercise of the Warrant, which represented approximately 44.21% of our issued and outstanding common stock as of August 3, 2009, the date on which the Warrant was delivered.  The selling stockholder may sell these shares pursuant to this prospectus or otherwise.  Investors should be aware that the current or future market price of their shares of our common stock could be negatively impacted by the sale or perceived sale of all or a significant number of the shares being registered hereby.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission (the “SEC”). The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 001-10883, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on April 14, 2009, as amended by Amendment No. 1 on Form 10K/A, filed with the SEC on August 14, 2009;

•	our Proxy Statement for our 2009 Annual Meeting of Stockholders, filed with the SEC on April 22, 2009;

•
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 13, 2009, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the SEC on August 5, 2009; and

•
our Current Reports on Form 8-K filed with the SEC on February 17, 2009, April 1, 2009, April 3, 2009, April 30, 2009, May 13, 2009, June 1, 2009, July 20, 2009, August 4, 2009, August 5, 2009 and August 18, 2009.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described below under the section entitled “Where You Can Find More Information.”  Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Wabash National Corporation
Attention: Corporate Secretary
P.O. Box 6129
Lafayette, Indiana 47903
(765) 771-5300

Our internet website is www.wabashnational.com.  We make our electronic filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on our website free of charge as soon as practicable after we file or furnish them with the SEC.  The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Our “forwarding-looking statements” include, but are not limited to, statements regarding:

•	our business plan;

•	our expected revenues, income or loss and capital expenditures;

•	plans for future operations;

•	financing needs, plans and liquidity, including for working capital and capital expenditures;

•	our ability to achieve sustained profitability;

•	reliance on certain customers and corporate relationships;

•	availability and pricing of raw materials;

•	availability of capital;

•	dependence on industry trends;

•	the outcome of any pending litigation;

•	export sales and new markets;

•	engineering and manufacturing capabilities and capacity;

•	acceptance of new technology and products;

•	government regulation; and

•	assumptions relating to the foregoing.

Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus.  Important risks and factors that could cause our actual results to be materially different from our expectations include the factors that are disclosed in “Part I— Item 1A. Risk Factors” of our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008 and the additional risks and uncertainties set forth in “Part II— Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.   You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus.  Each forward-looking statement contained in this prospectus reflects management’s view only as of the date on which that forward-looking statement was made. We are not obligated to update forward-looking statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

                    We will not receive any proceeds from the sale of shares of our common stock offered by this prospectus.

SELLING STOCKHOLDER

All of the shares of common stock registered for sale pursuant to this prospectus are shares issuable upon the exercise of the Warrant owned by the selling stockholder, Trailer Investments, or its donees, pledgees, transferees or other successors-in-interest. The Warrant was issued to Trailer Investments on August 3, 2009 and it was acquired by Trailer Investments, together with shares of Preferred Stock, under a Securities Purchase Agreement, dated as of July 17, 2009, between us and Trailer Investments.  We are registering the shares of common stock in order to permit the selling stockholder and its donees, pledgees, transferees or other successors-in-interest, to offer the shares acquired by full or partial exercise of the Warrant for resale from time to time.  We have agreed to pay all expenses resulting from our obligation to register the shares issuable upon exercise of the Warrant.  This prospectus relates only to sales of shares of our Common Stock upon exercise of the Warrant and does not cover sale of any shares of the Preferred Stock, or the Warrant itself.  The Warrant may be exercised in full or in part, from time to time and at any time within its 10 year term, by the holder thereof, and the exercise price per share is $.01.  The Warrant may be exercised for cash or pursuant to a cashless exercise feature and the shares issuable upon exercise will be issued in a transaction not involving a public offering under federal and state securities laws.

The Preferred Stock and the Warrant were issued for an aggregate purchase price of $35,000,000.  As a result of the Transaction, we have a material relationship with Trailer Investments and certain of its affiliates. This relationship includes certain consent rights and privileges we granted to Trailer Investments under the agreements we entered into at the closing of the Transaction.  This material relationship includes, for so long as Trailer Investments and its affiliates, including investors in the funds controlled by Lincolnshire Management, Inc. (collectively with Trailer Investments, the “Trailer Investors”), beneficially own at least 10% of our outstanding common stock, the right for the Trailer Investors to designate five persons for election to our board of directors.  Other elements of this material relationship are more fully described under the “Dividend Policy” and “Description of Our Common Stock” sections of this prospectus and are described in detail in our Current Reports on Form 8-K filed with the SEC on July 20, 2009 and August 4, 2009, which are incorporated by reference in this prospectus.

                The following table sets forth information with respect to the selling stockholder and the shares of common stock beneficially owned by the selling stockholder, including shares that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling stockholder to us and is as of the date of this prospectus. Because the selling stockholder may offer all or some portion of the common stock, no estimate can be given as to the amount of the common stock that will be held by the selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholder.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares That May Be Sold Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering	Percent of Shares Owned After Offering
Trailer Investments, LLC (1)	24,762,636	(1)	24,762,636	(2)	(2)

(1)
Lincolnshire Equity Fund III, L.P. (“LEF III”), a Delaware limited partnership is the sole member of Trailer Investments , Lincolnshire Equity Partners III, L.P. (“LEP III”), a Delaware limited partnership, is the general partner of LEF III, and Lincolnshire Equity III, LLC (“Equity III”), a Delaware limited liability company , is the general partner of LEP III. Thomas J. Maloney, one of our directors who was designated by Trailer Investments holds a majority of the voting power of Equity III.   Trailer Investors has also designated the following individuals to serve on our board of directors: Michael J. Lyons, Vineet Pruthi, James G. Binch, and Andrew C. Boynton.  All of the shares of common stock beneficially owned by Trailer Investments and offered hereby are not currently outstanding but are issuable at any time upon exercise of the Warrant.

(2)
Because the selling stockholder may, under this prospectus, offer all or some portion of its common stock, no estimate can be given as to the number of shares of our common stock that will be held by the selling stockholder upon termination of any sales. We refer you to the information under the heading “Plan of Distribution.”

PLAN OF DISTRIBUTION

The selling stockholder, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock registered hereby or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices, which may be higher or lower than the market price of our common stock on the New York Stock Exchange or any other exchange or market.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	on the New York Stock Exchange, in the over-the-counter market or on any other national or international securities exchange on which our shares are listed or traded;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in underwritten transactions on either a firm commitment or best-efforts basis;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	an agreement between a broker-dealer and the selling stockholder to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.  The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock it offers will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  A selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

To facilitate the offering of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of common stock. This may include over-allotments or short sales of common stock, which involve the sale by persons participating in the offering of more common stock than the selling stockholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of common stock by bidding for or purchasing common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if common stock sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(b)(1)(i) of the Securities Act.

CAPITALIZATION

The following table shows, as of June 30, 2009, our capitalization:

•	on an actual basis; and

•	on a pro forma basis to reflect the effects of the Transaction and the Amended Facility as if they had occurred on that date.

You should read this table in conjunction with the “Unaudited Pro Forma Financial Information” and “Description of Our Common Stock” set forth in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and the related notes thereto contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended June 30, 2009, which are incorporated by reference into this prospectus.

	As of June 30, 2009
($ in thousands)	Actual	Pro Forma
	(Unaudited)

Cash and cash equivalents	$6,737	$6,737

Current liabilities
Current portion of capital lease obligation	337	337
Accounts payable	33,744	33,744
Other accrued liabilities	38,613	38,613
Warrant	-	13,226
Total current liabilities	72,694	85,920

Long-term debt	62,331	30,400

Capital lease obligation	4,637	4,637

Other noncurrent liabilities and contingencies	3,508	3,508

Preferred Stock, net of discount, 25,000,000 shares authorized, no shares issued or outstanding actual; 35,000 shares issued and outstanding pro forma
Series E Preferred stock, 20,000 shares authorized, no shares issued or outstanding, actual; 20,000 shares issued and outstanding, pro forma	-	10,713
Series F preferred stock, 5,000 shares authorized, no shares issued or outstanding, actual; 5,000 shares issued and outstanding, pro forma	-	2,780
Series G preferred stock, 10,000 shares authorized, no shares issued or outstanding, actual; 10,000 shares issued and outstanding, pro forma	-	5,962

Stockholders equity:
Common stock 75,000,000 shares authorized, $0.01 par value, 30,328,154 shares issued and outstanding, actual and proforma	331	331
Additional paid-in capital	354,511	354,511
Retained deficit	(218,250)	(218,576)
Accumulated other comprehensive income	(1,167)	(1,167)
Treasury stock at cost, 1,675,600 common shares	(25,477)	(25,477)
Total stockholders' equity	109,948	109,622
Total capitalization	$253,118	$253,542

PRICE RANGE OF COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol “WNC.” The number of record holders of our common stock at July 16, 2009 was 856.  The following table sets forth the high and low stock prices as reported on the New York Stock Exchange for the time periods indicated:

	2007
	High	Low
First quarter	$17.22	$14.50
Second quarter	$15.81	$13.97
Third quarter	$14.80	$11.29
Fourth quarter	$11.60	$6.78

	2008
	High	Low
First quarter	$9.50	$6.96
Second quarter	$10.59	$7.55
Third quarter	$11.69	$6.85
Fourth quarter	$9.37	$3.26

	2009
	High	Low
First quarter	$5.07	$0.51
Second quarter	$2.71	$0.68
Third quarter (through September 1, 2009)	$2.88	$0.50

On September 1, 2009, the last reported sales price of our common stock as reported on the New York Stock Exchange was $2.13.

DIVIDEND POLICY

We historically paid quarterly dividends until these dividend payments were suspended by our board of directors on December 28, 2001.  We resumed the payment of quarterly dividends beginning in the first quarter of 2005.  However, in December 2008 these dividend payments were again suspended due to the weak economic environment and uncertainty as to the timing of a recovery as well as our effort to enhance liquidity.

Under the Amended Facility, we are not permitted to pay cash dividends to our common stockholders until the second anniversary of the effectiveness of the Amended Facility and then only if (i) no default or events of default are then in existence or would be caused by such purchase, redemption or payment, (ii) immediately after such purchase, redemption or payment, the Borrowers have unused availability under the Amended Facility of at least $40 million, (iii) the amount of all cash dividends paid by us does not exceed $20 million in any fiscal year and (iv) at least five business days prior to the purchase, redemption or payment, an officer of Wabash has delivered a certificate to the Agent certifying that the conditions precedent in clauses (i)-(iii) have been satisfied.  Further, for so long as the Trailer Investors continue to hold a majority of the Preferred Stock, we cannot directly or indirectly declare or make any dividend, distribution, or redemption of any shares of any class of our stock other than dividend payments on the Preferred Stock without the consent of a majority of the Trailer Investors.

 UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following table sets forth unaudited pro forma financial information as of June 30, 2009 and for the year ended December 31, 2008 and for the six month period ended June 30, 2009.  Such information is based on the audited and unaudited financial statements incorporated by reference into this prospectus, as adjusted to illustrate the estimated pro forma effects of the Transaction and the Amended Facility.

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable.  The unaudited pro forma consolidated balance sheet gives effect to the Transaction and the Amended Facility as if they had occurred on June 30, 2009.  The unaudited pro forma consolidated statements of operations for the year ended December 31, 2008 and for the six months ended June 30, 2009 give effect to the Transaction and the Amended Facility as if they had occurred on January 1, 2008 and 2009, respectively.  Presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X.

The unaudited pro forma consolidated financial information was prepared on a basis consistent with that used in preparing our audited consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods.

The unaudited pro forma financial information should be read in conjunction with the “Description of Our Common Stock” set forth in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended June 30, 2009, which are incorporated by reference into this prospectus.  The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the results of operations or financial position that we would have reported had the Transaction been completed on the dates indicated and should not be taken as representative of our future results of operations or financial position going forward after the Transaction.

WABASH NATIONAL CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
as of June 30, 2009
(Dollars in thousands)

		Pro Forma		Adjusted
	As Reported (a)	Adjustments		Pro Forma
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$6,737			$6,737
Accounts receivable, net	17,994			17,994
Inventories	67,720			67,720
Prepaid expenses and other	3,670			3,670
Total current assets	96,121			96,121

Property, Plant and Equipment, net	115,789			115,789

Intangible Assets	27,509			27,509

Other Assets	13,699	424	(e)	14,123
	$253,118			$253,542

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$-			$-
Current portion of capital lease obligation	337			337
Accounts payable	33,744			33,744
Other accrued liabilities	38,613			38,613
Warrant	-	13,226	(d)	13,226
Total current liabilities	72,694			85,920

Long-Term Debt	62,331	(31,931	) (b)	30,400

Capital Lease Obligation	4,637			4,637

Other Noncurrent Liabilities and Contingencies	3,508			3,508

Preferred Stock, net of discount, 25,000,000 shares authorized, $0.01 par value, 35,000 shares outstanding	-	19,455	(d)	19,455

Stockholders' Equity
Common stock 75,000,000 shares authorized, $0.01 par value, 30,328,154 shares issued and outstanding	331			331
Additional paid-in capital	354,511			354,511
Retained deficit	(218,250)	(326	) (e)	(218,576)
Accumulated other comprehensive income	(1,167)			(1,167)
Treasury stock at cost, 1,675,600 common shares	(25,477)			(25,477)
Total stockholders' equity	109,948			109,622
	$253,118			$253,542

See accompanying notes to these pro forma consolidated financial statements

WABASH NATIONAL CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 2008
(Dollars in thousands, except per share amounts)

	As Reported			Pro Forma
	Year Ended	Pro Forma		Year Ended
	December 31, 2008	Adjustments		December 31, 2008

Net Sales	$836,213			$836,213
Cost of Sales	815,289			815,289

Gross Profit	$20,924			$20,924

General and Administrative Expenses	44,094			44,094
Selling Expenses	14,290			14,290
Impairment of Goodwill	66,317			66,317

Loss from Operations	$(103,777)			$(103,777)

Other Income (Expense)
Interest expense	(4,657)	(169	) (f)	(4,826)
Foreign exchange, net	(156)			(156)
Gain on debt extinguishment	151			151
Other, net	(323)			(323)

Loss Before Income Taxes	$(108,762)			$(108,931)

Income Tax Expense	17,064			17,064

Net Loss	$(125,826)			$(125,995)

Preferred Stock Dividends	-	6,994	(g)	6,994

Net Loss Applicable to Common Stockholders	$(125,826)			$(132,989)

Common Stock Dividends Declared	$0.135			$0.135

Basic Net Loss Per Share	$(4.20)			$(4.44)

Diluted Net Loss Per Share	$(4.20)			$(4.44)

Comprehensive Loss
Net loss	$(125,826)			$(125,995)
Changes in fair value of derivatives	(1,516)			(1,516)
Net Comprehensive Loss	$(127,342)			$(127,511)

See accompanying notes to these pro forma consolidated financial statements

WABASH NATIONAL CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
Six Months Ended June 30, 2009
(Dollars in thousands, except per share amounts)

	As Reported			Pro Forma
	Six Months Ended	Pro Forma		Six Months Ended
	June 30, 2009	Adjustment		June 30, 2009

Net Sales	$164,143			$164,143
Cost of Sales	184,850			184,850

Gross Profit	(20,707)			(20,707)

General and Administrative Expenses	17,173			17,173
Selling Expenses	6,103			6,103

Loss from Operations	(43,983)			(43,983)

Other Income (Expense)
Interest expense	(2,311)	437	(f)	(1,874)
Other, net	89			89

Loss Before Income Taxes	(46,205)			(45,768)

Income Tax Expense	14			14

Net Loss	(46,219)			(45,782)

Preferred Stock Dividends	-	3,437	(g)	3,437

Net Loss Applicable to Common Stockholders	$(46,219)			$(49,219)

Common Stock Dividends Declared	$-			$-

Basic Net Loss Per Share	$(1.53)			$(1.63)

Diulted Net Loss Per Share	$(1.53)			$(1.63)

Comprehensive Loss
Net loss	$(46,219)			$(45,782)
Reclassification adjustment for interest rate swaps included in net income	231			231
Changes in fair value of derivatives (net of tax)	118			118
Net Comprehensive Loss	$(45,870)			$(45,433)

See accompanying notes to these pro forma consolidated financial statements

Notes to the unaudited pro forma consolidated
balance sheet and statement of operations
(dollars in thousands, except share and per share amounts)

Note 1.  Basis of Presentation

The historical financial information as of June 30, 2009 and for the six months ending June 30, 2009 and the year ending December 31, 2008 was derived from the historical consolidated financial statements of the Company.  The unaudited pro forma balance sheet gives effect to the Transaction and the Amended Facility as if they had occurred on June 30, 2009.  The unaudited pro forma consolidated statements of operations for the year ended December 31, 2008 and for the six months ended June 30, 2009 give effect to the Transaction and the Amended Facility as if they had occurred on January 1, 2008 and 2009, respectively.

The unaudited pro forma financial statements reflect (i) the “Transaction”, which comprises the issuance pursuant to a Securities Purchase Agreement with Trailer Investments, LLC of 20,000 shares of Series E Preferred Stock with an annual dividend rate of 15%, 5,000 shares of Series F Preferred Stock with annual dividend rate of 16% and 10,000 shares of Series G Preferred Stock with an annual dividend rate of 18% and the issuance of a warrant that is exercisable at $0.01 per share for 24,762,636 newly issued shares of common stock and (ii) the “Amended Facility”, which is our Third Amended and Restated Loan and Security Agreement, effective August 3, 2009.

Note 2.  Balance Sheet Pro Forma Adjustments and Assumptions

(a)	Reflects the unaudited consolidated balance sheet of the Company as of June 30, 2009.

(b)	Sources and uses of funds related to the Transaction and Amended Facility include the following:

Proceeds received from issuance of preferred stock and warrants	$35,000

Use of proceeds:
Payments under revolving credit facility	$31,931
Issuance costs - Preferred Stock	2,319
Issuance costs - Amended Facility	750
$35,000

(c)
Reflects adjustment to record the warrant for 24,762,636 shares at a fair value of $0.53 per share.  The per share value is derived primarily from the closing price of the Company’s common stock on the New York Stock Exchange on the date the Company had an obligation to issue the warrant, July 17, 2009.  The fair value of the Warrant is assumed to be $0.53 per share for all periods presented.

(d)	Reflects adjustments to record the preferred stock and allocation of preferred stock between Series E, Series F and Series G as follows:

Proceeds received from issuance of preferred stock and warrants	$35,000
Fair value of Warrants	13,226
Value of Preferred Stock	$21,774
Less: Issuance costs	(2,319)
$19,455

Series E Preferred stock, 20,000 shares authorized	10,713
Series F preferred stock, 5,000 shares authorized	2,780
Series G preferred stock, 10,000 shares authorized	5,962
$19,455

(e)
Reflects the necessary adjustments to capitalize costs associated with the Amended Facility, net of the extinguishment of debt issuance costs associated with the Company’s previous revolving facility as follows:

Issuance costs - Amended Facility	$750
Extinguishment of issuance costs	(326)
$424

Note 3.   Statement of Operations Pro Forma Adjustments and Assumptions

(f)	Reflects adjustments to interest expense resulting from reduced borrowings and increased interest rates under the Amended Facility:

	Year Ended	Six Months Ended
	December 31, 2008	June 30, 2009
Interest expense on Amended Facility:
Amended Facility (1)	$2,909	$1,071
Amortization of debt issuance costs (2)	552	276
Total interest expense on new borrowings	$3,461	$1,347

Less historical interest expense and related amortization
on debt issuance costs on extinguished borrowings:	(3,292)	(1,784)

Adjustment to interest expense	$169	$(437)

(1)
Represents pro forma interest expense on the Amended Facility calculated using the average monthly borrowings for both the twelve and six month periods ending December 31, 2008 and June 30, 2009, respectively.  Interest rate assumption was based on the actual LIBOR rates available as of the beginning of each period presented plus applicable spread under the Amended Facility of 4.25%.

(2)	Represents amortization of debt issuance costs over the term of the new Amended Facility.

(g)
Reflects adjustments for preferred dividends for periods presented.  Preferred dividends are cumulative and include the amortization of issuance costs and the accretion of discount on the issuance of preferred stock attributable to the fair value of the Warrant:

	Year Ended	Six Months Ended
	December 31, 2008	June 30, 2009
Series E Preferred, 20,000 shares, annual dividend rate of 15%	$3,000	$1,500
Series F Preferred, 5,000 shares, annual dividend rate of 16%	800	400
Series G Preferred, 10,000 shares, annual dividend rate of 18%	1,800	900
Amortization and discount accretion	1,394	637

	$6,994	$3,437

DIRECTORS AND EXECUTIVE OFFICERS

The name, age, directorships (if applicable) and business experience during at least the last five years for our directors and executive officers is set forth in the tables below.

Directors

			DIRECTOR
NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE

Richard J. Giromini	56
Mr. Giromini was promoted to President and Chief Executive Officer on January 1, 2007. He had been Executive Vice President and Chief Operating Officer from February 28, 2005 until December 2005 at which time he was appointed President and a Director of the Company. He had been Senior Vice President — Chief Operating Officer since joining the Company on July 15, 2002. Prior to joining Wabash National, Mr. Giromini was with Accuride Corporation from April 1998 to July 2002, where he served in capacities as Senior Vice President — Technology and Continuous Improvement; Senior Vice President and General Manager — Light Vehicle Operations; and President and CEO of AKW LP. Previously, Mr. Giromini was employed by ITT Automotive, Inc. from 1996 to 1998 serving as Director of Manufacturing. Mr. Giromini also serves as a Director of Robbins & Myers, Inc., a leading supplier of engineered equipment and systems for critical applications in global energy, industrial chemical and pharmaceutical markets.
			December 2005

James G. Binch	62
Mr. Binch was appointed to our Board of Directors effective on August 3, 2009 pursuant to the rights provided to Trailer Investments in the Transaction.  Since 2007, Mr. Binch has served as a Managing Director of Lincolnshire Management, Inc., a private equity firm and affiliate of Trailer Investments.  From 1991 until 2006, Mr. Binch served as the President and Chief Executive Officer of Memry Corporation, a medical device component manufacturer.  Mr. Binch also serves as a Director of Exactech Corporation.
			July 2009

Andrew C. Boynton	53
Mr. Boynton was appointed to our Board of Directors effective on August 3, 2009 pursuant to the rights provided to Trailer Investments in the Transaction.  Mr. Boynton is currently the Dean of the Carroll School of Management of Boston College, a position he has held since 2005. Prior to then, Mr. Boynton was a professor of strategy at IMD in Lausanne, Switzerland for ten years.  Mr. Boynton also serves as a Director of Clough Global Opportunities Fund, Clough Global Equity Fund, and Clough Global Allocation Fund, all of which are registered as investment companies under the Investment Company Act of 1980 and associated with Clough Capital Partners, L.P., their investment advisor.
			July 2009

Dr. Martin C. Jischke	67
Dr. Jischke served as President of Purdue University, West Lafayette, Indiana, from August 2000 until his retirement in July 2007. Dr. Jischke became Chairman of our Board of Directors at the 2007 Annual Meeting. Dr. Jischke also serves as a Director of Vectren Corporation and Duke Realty Corporation.
			January 2002

James D. Kelly	56
Mr. Kelly has served as the President, Engine Business and as a Vice President for Cummins Inc. since May 2005. Between 1976 and 1988, and following 1989, Mr. Kelly has been employed by Cummins in a variety of positions of increasing responsibility including, most recently, the Vice President and General Manager — Mid Range Engine Business between 2001 and 2004, and the Vice President and General Manager — Mid Range and Heavy Duty Engine Business from 2004 through May 2005.
			February 2006

Stephanie K. Kushner	53
Ms. Kushner was Senior Vice President and Chief Financial Officer of Federal Signal Corporation, from March 2002 until December 2008. Prior to joining Federal Signal, she was employed by affiliates of FMC Corporation for 14 years, most recently as Vice President — Treasury and Corporate Development for FMC Technologies in 2001 and Vice President and Treasurer for FMC Corporation from 1999 to 2001.
		February 2004

Michael J. Lyons	50
Mr. Lyons was appointed to our Board of Directors effective on August 3, 2009 pursuant to the rights provided to Trailer Investments in the Transaction.  Since 1998, Mr. Maloney has served as a Senior Managing Director of Lincolnshire Management, Inc., a private equity firm and affiliate of Trailer Investments.  Mr. Lyons began his affiliation with Lincolnshire in 1994 when he was Chief Operating Officer at one of its portfolio companies.  Mr. Lyons started his career as a CPA with PriceWaterhouse.
		July 2009

Larry J. Magee	54
Mr. Magee is Chairman, Chief Executive Officer and President of BFS Retail & Commercial Operations, LLC, a position he has held since December 2001. Previously, Mr. Magee served as President of Bridgestone/Firestone Retail Division from 1998 until his 2001 appointment. Mr. Magee held positions of increasing responsibility within the Bridgestone/Firestone family of companies during his 31-year tenure.
		January 2005

Thomas J. Maloney	56
Mr. Maloney was appointed to our Board of Directors effective on August 3, 2009 pursuant to the rights provided to Trailer Investments in the Transaction.  Since 1998, Mr. Maloney has served as the President of Lincolnshire Management, Inc., a private equity firm and affiliate of Trailer Investments.   Mr. Maloney served as Managing Director of Lincolnshire beginning in 1993.  Mr. Maloney serves on the board of several companies.  He is a member of the Board of Trustees of Boston College, Fordham University and the Tilton School.
		July 2009

Vineet Pruthi	63
Mr. Pruthi was appointed to our Board of Directors effective on August 3, 2009 pursuant to the rights provided to Trailer Investments in the Transaction.  Since 1999, Mr. Pruthi has served as a Senior Managing Director of Lincolnshire Management, Inc., a private equity firm and affiliate of Trailer Investments.  Prior to joining Lincolnshire in 1999, Mr. Pruthi was Chief Financial Officer of Credentials Services International.
		July 2009

Scott K. Sorensen	47
Mr. Sorensen is the Chief Financial Officer of Sorenson Communications, a provider of communication services and products, a position he has held since August 2007. Previously, Mr. Sorensen was the Chief Financial Officer of Headwaters, Inc. from October 2005 to August 2007. Prior to joining Headwaters, Mr. Sorensen was the Vice President and Chief Financial Officer of Hillenbrand Industries, Inc., a manufacturer and provider of products and services for the health care and funeral services industries, since March 2001.
		March 2005
		December 2004
Ronald L. Stewart	66
Prior to his retirement in December 2005, Mr. Stewart served as President and Chief Executive Officer of Material Sciences Corporation, a position he held from March 2004 until his retirement. Previously, Mr. Stewart was President and Chief Executive Officer of Pangborn Corporation from 1999 through 2004. He currently serves on the Board of Directors for Pangborn Corporation.

Executive Officers(1)

NAME	AGE	TITLE, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Rodney P. Ehrlich	63
Mr. Ehrlich has been Senior Vice President — Chief Technology Officer of the Company since January 2004. From 2001 to 2003, Mr. Ehrlich was Senior Vice President of Product Development. Mr. Ehrlich has been in charge of the Company’s engineering operations since the Company’s founding. Prior to Wabash National, Mr. Ehrlich started with Monon Trailer Corporation in 1963 working various positions until becoming Chief Engineer in 1973, Director of Engineering in 1978, and serving until joining the founders of Wabash National in 1985. Mr. Ehrlich has obtained over 50 patents in trailer related design during his 45 year trailer career. Mr. Ehrlich holds a Bachelor of Science degree in Mechanical Engineering from Purdue University.

Bruce N. Ewald	57
Mr. Ewald’s original appointment was Vice President and General Manager of Wabash National Trailer Centers, Inc. when he joined the Company in March 2005. In October 2005, he was promoted to Senior Vice President — Sales and Marketing. Mr. Ewald has nearly 25 years experience in the transportation industry. Most recently, Mr. Ewald was with PACCAR from 1991 to February 2005 where he served in a number of executive-level positions. Prior to PACCAR, Mr. Ewald spent ten years with Genuine Parts Co. where he served in several positions, including President and General Manager, Napa Auto Parts/Genuine Parts Co. Mr. Ewald holds a Bachelor of Science degree in Business from the University of Minnesota.

Timothy J. Monahan	57
Mr. Monahan has been Senior Vice President — Human Resources since joining the Company on October 15, 2003. Prior to that, Mr. Monahan was with Textron Fastening Systems from 1999 to October 2003 where he served as Vice President — Human Resources for the Commercial Solutions Group and later Global Vice President — Human Resources. Previously, Mr. Monahan served as Vice President — Human Resources at Beloit Corporation. Mr. Monahan serves on the board of directors of North American Tool Corporation, a global producer of special cutting tools. He holds a Bachelor of Science degree from Milton College and has attended the Duke University Fuqua School of Management — Executive Management Program.

Mark J. Weber	38
Effective August 31, 2009, Mr. Weber was promoted to Senior Vice President — Chief Financial Officer.  Mr. Weber joined the Company in August 2005 as Director of Internal Audit, was promoted in February 2007 to Director of Finance, and in November 2007 he was promoted to Vice President and Corporate Controller.  Prior to joining the Company, Mr. Weber was with Great Lakes Chemical Corporation from October 1995 through August 2005 where he served in several positions of increasing responsibility within accounting and finance, including Vice President of Finance.  Mr. Weber earned his Master’s of Business Administration and Bachelor of Science in Accounting from Purdue University’s Krannert School of Management.

Joseph M. Zachman	49
In March 2008, Mr. Zachman was appointed to Senior Vice President — Chief Operating Officer. Mr. Zachman joined the Company in May 2005 as Vice President of Manufacturing and in June 2006 he was promoted to Senior Vice President — Manufacturing. Prior to joining Wabash in May 2005, Mr. Zachman was with TTM Technologies where he served as Vice President and General Manager from December 2002 until December 2004. Previously, Mr. Zachman served as President of CDR Corporation from September 2001 until December 2002; Director of Operations of Sanmina Corporation from September 1997 until September 2001; and worked at Delco Electronics Corporation from January 1984 until September 1997 where he served in numerous positions of increasing responsibility in engineering and manufacturing management. Mr. Zachman holds a Bachelor of Science degree from Purdue University and Masters of Sciences degree from Kettering University (formerly GMI). He is a graduate of the Advanced Management Program at the Duke University Fuqua School of Management.

(1) Information regarding Richard J. Giromini, President and Chief Executive Officer, is included in the table above.

SECURITY OWNERSHIP OF CERTAIN BENIFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 28, 2009 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each of our named executive officers (as defined in the Compensation Discussion & Analysis set forth in our Proxy Statement for our 2009 Annual Meeting of Stockholders and incorporated by reference in this prospectus), and all directors and executive officers as a group:

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES OF COMMON STOCK BENIFICIALLY OWNED		PERCENT OF CLASS
Trailer Investments, LLC	24,762,636	(2)	44.2%
c/o Lincolnshire Management, Inc. 780 Third Avenue New York, NY 10017

Franklin Resources, Inc.	3,954,200	(3)	12.7%
One Franklin Parkway San Mateo, CA 94403

Tontine Capital Management, L.L.C. and affiliates	2,833,200	(4)	9.1%
55 Railroad Avenue, 3rd Floor Greenwich, CT 06830

Dimensional Fund Advisors LP	2,498,902	(5)	8.0%
1299 Ocean Avenue Santa Monica, CA 90401

Barclays Global Investors, N.A. and affiliates	2,147,631	(6)	6.9%
400 Howard Street San Francisco, CA 94105

James G. Binch	0		*
Andrew C. Boynton	0		*
Rodney P. Ehrlich	133,635	(7)	*
Richard J. Giromini	511,781	(8)	1.6
Martin C. Jischke	53,823		*
James D. Kelly	43,756		*
Stephanie K. Kushner	47,447		*
Michael J. Lyons	24,762,636	(9)	44.2%
Larry J. Magee	51,786		*
Thomas J. Maloney	24,762,636	(2)	44.2%
Timothy J. Monahan	111,485	(10)	*
Vineet Pruthi	24,762,636	(11)	44.2%
Scott K. Sorensen	45,686		*
Ronald L. Stewart	46,872		*
Robert J. Smith	116,050	(12)
Joseph M. Zachman	92,829	(13)	*
All executive officers and directors as a group (17 persons)	25,734,761	(14)	46.0%

*	Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of August 28, 2009 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)
Based on information provided jointly by (i) Trailer Investments, (ii) Lincolnshire Equity Fund III, L.P. (“LEF III”), a Delaware limited partnership and the sole member of Trailer Investments, (iii) Lincolnshire Equity Partners III, L.P. (“LEP III”), a Delaware limited partnership principally engaged in the business of serving as the general partners of LEF III, Lincolnshire Equity III, LLC (“Equity III”), a Delaware limited liability company principally engaged in the business of serving as the general partner of LEP III, and Thomas J. Maloney, a member of our board of directors, who holds a majority of the voting power of Equity III.  The shares of common stock are issuable upon exercise of the Warrant, which is immediately exercisable at $.01 per share.

(3)
Based solely on a Schedule 13G/A filed February 2, 2009 on behalf of Franklin Resources, Inc. (“FRI”). These shares of common stock are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries, each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries” of FRI, including the Investment Management Subsidiary Franklin Advisory Services, LLC. Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted. Therefore, for purposes of Rule 13d-3 under the Act, the Investment Management Subsidiaries may be deemed to be the beneficial owners of the securities.

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of the securities.

FRI, the Principal Shareholders, and each of the Investment Management Subsidiaries believe that they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of the securities held by any of them or by any persons or entities for whom or for which FRI subsidiaries provide investment management services.

(4)
Based solely on a Schedule 13G/A filed February 13, 2009 by Mr. Jeffrey L. Gendell, individually, and as managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P. (“TCP”), a Delaware limited partnership. Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C. (“TOA”), a Delaware limited liability company, the investment manager to Tontine Capital Overseas Master Fund, L.P. (“TCO”), a Cayman Islands partnership.

TOA reported beneficial ownership of, shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of 651,194 shares of common stock.

TCP reported beneficial ownership of, shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of 2,182,006 shares of common stock.

TCM reported beneficial ownership of, shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of 2,182,006 shares of common stock.

Mr. Gendell reported beneficial ownership of, shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of 2,833,200 shares of common stock.

(5)
Based solely on a Schedule 13G filed February 9, 2009. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under the Investment Company Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possess investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the Schedule 13/G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(6)
Based solely on a Schedule 13G filed February 5, 2009. Addresses are: Barclays Global Investors, NA (“Barclays Investors”) and Barclays Global Fund Advisors (“Barclays Fund Advisors”), 400 Howard Street, San Francisco CA 94105; Barclays Global Investors, Ltd. (“Barclays Investors Ltd.”), Murray House, 1 Royal Mint Court, London, EC3N 4HH; Barclays Global Investors Japan Limited (“Barclays Investors Japan”), Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Canada Limited (“Barclays Investors Canada”), Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1; Barclays Global Investors Australia Limited (“Barclays Investors Australia”), Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220; Barclays Global Investors (Deutschland) AG (“Barclays Investors Deutschland”), Apianstrasse 6, D-85774, Unterfohring, Germany. As of December 31, 2008, the Schedule 13G indicates: Barclays Investors has sole voting power as to 586,078 shares and sole dispositive power as to 743,810 shares; Barclays Fund Advisors has sole voting power as to 1,037,224 shares and sole dispositive power as to 1,384,356 shares; Barclays Investors Ltd. has sole dispositive power as to 19,465 shares; and, Barclays Investors Japan, Barclays Investors Canada, Barclays Investors Australia, and Barclays Investors Deutschland have sole voting power and sole dispositive power as to 0 shares.

(7)
Includes options held by Mr. Ehrlich to purchase 69,130 shares that are currently, or will be within 60 days of August 28, 2009, exercisable. Includes 14,000 shares held by a trust of which Mr. Ehrlich’s spouse is the sole trustee and 6,011 shares held by a trust of which Mr. Ehrlich is the sole trustee.

(8)	Includes options held by Mr. Giromini to purchase 226,937 shares that are currently, or will be within 60 days of August 28, 2009, exercisable.

(9)
Mr. Lyons is a member of Equity III. Equity III is the general partner of LEP III, which is the general partner of LEF III, which is the sole member of Trailer Investments. By virtue of his relationship with Equity III, Mr. Lyons may be deemed to have voting and dispositive power with respect to the 24,762,636 shares beneficially owned by Trailer Investments.  Mr. Lyons disclaims beneficial ownership of the securities held by each of the entities referred to in this footnote except to the extent of his pecuniary interest therein.

(10)	Includes options held by Mr. Monahan to purchase 51,680 shares that are currently, or will be within 60 days of August 28, 2009, exercisable.

(11)
Mr. Pruthi is a member of Equity III. Equity III is the general partner of LEF III, which is the general partner of LEP III, which is the sole member of Trailer Investments. By virtue of his relationship with Equity III, Mr. Pruthi may be deemed to have voting and dispositive power with respect to the 24,762,636 shares beneficially owned by Trailer Investments.  Mr. Pruthi disclaims beneficial ownership of the securities held by each of the entities referred to in this footnote except to the extent of his pecuniary interest therein.

(12)
Includes options held by Mr. Smith to purchase 50,140 shares that are currently, or will be within 60 days of August 28, 2009, exercisable.  Mr. Smith ceased to serve as our Chief Financial Officer on August 31, 2009.

(13)	Includes options held by Mr. Zachman to purchase 35,960 shares that are currently, or will be within 60 days of August 28, 2009, exercisable.

(14)
Includes options held by our executive officers to purchase an aggregate of 442,084 shares that are currently, or will be within 60 days of August 28, 2009, exercisable.  Also includes the 24,762,636 shares  issuable upon exercise of the warrant referenced in footnote 2.  Mr. Smith ceased to serve as our Chief Financial Officer on August 31, 2009 and his equity ownership is not included in the total.  Mark J. Weber became our Chief Financial Officer on August 31, 2009, and his equity ownership is included in the total.

DESCRIPTION OF OUR COMMON STOCK

The following description of our common stock and provisions of our certificate of incorporation and amended and restated bylaws, as amended, are summaries and are qualified by reference to our certificate of incorporation and our amended and restated bylaws, as amended, that are filed as exhibits to the registration statement that includes this prospectus.  The General Corporation Law of the State of Delaware (the “DGCL”) may also affect the terms of our common stock.

General

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share.  We are also authorized to issue up to 25,000,000 shares of preferred stock, par value $0.01 per share.  As of August 21, 2009, (i) there were 31,241,388 shares of our common stock outstanding, (ii) 35,000 shares of our Preferred Stock outstanding and (ii) there was the Warrant outstanding that is exercisable at $0.01 per share for 24,762,636 newly issued shares of our common stock, subject to upward adjustment.

Voting Rights

Holders of our common stock are entitled to attend all annual and special meetings of our stockholders and to vote upon any matter, including, without limitation, the election of directors.  Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.  However, for so long as the Trailer Investors beneficially own at least 10% of our outstanding common stock, they maintain the right to designate five persons for election to our board of directors.  In addition, for so long as the Trailer Investors continue to hold a majority of the Preferred Stock, we cannot take certain actions without the consent of a majority of the Trailer Investors, even if approved by the holders of our common stock.  Specifically, without the approval of a majority of the Trailer Investors we cannot:

•	directly or indirectly declare or make any dividend, distribution, or redemption of any shares of any class of our stock other than dividend payments on the Preferred Stock;

•	directly or indirectly declare or make any payments of management, consulting or other fees to any affiliate, which includes certain of our officers, directors and employees;

•	issue any notes or debt securities containing equity or voting features or any capital stock, other equity securities or equity-linked securities;

•	make loans or advances to, guarantees for the benefit of, or investments in, any person, subject to exceptions for reasonable advances to employees and specified types of highly liquid investments;

•
liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction, unless, in the case of a recapitalization or reorganization, such transaction would result in a change of control and we pay to the holders of the Preferred Stock all amounts then due and owing under the Preferred Stock prior to or contemporaneous with the consummation of such transaction;

•
directly or indirectly acquire any interest in an entity or joint venture, except for acquisitions involving aggregate consideration (whether payable in cash or otherwise) not to exceed $5,000,000 in the aggregate if, at the time of any such acquisition, we have availability for draw-downs under the Amended Facility in an amount equal to or exceeding $20,000,000 and the ratio of our aggregate indebtedness as of the most recent month end to the previous twelve-month EBITDA (as defined in the Amended Facility) after giving effect to such acquisition is less than 6:1;

•	reclassify or recapitalize our capital stock , subject to certain exceptions;

•	enter into any line of business other than the lines of business in which we are currently engaged and other activities reasonably related thereto;

•
enter into, amend, modify or supplement any agreement, commitment or arrangement with any of our affiliates, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by certain documents entered into in connection with the Transaction;

•
create, incur, guarantee, assume or suffer to exist, any indebtedness, other than (A) indebtedness pursuant to the Amended Facility, and (B) indebtedness in an aggregate amount not to exceed $10,000,000, provided that such indebtedness is created, incurred, guaranteed, assumed or suffered to exist solely to satisfy our working capital requirements, the interest rate per annum applicable to such Indebtedness does not exceed 9% and the ratio of our aggregate indebtedness as of the most recent month end to the previous twelve-month EBITDA after giving effect to such creation, incurrence, guaranty, assumption or sufferance does not exceed 3:1;

•
engage in any transaction that results in a change of control unless we pay to the holders of the Preferred Stock all amounts then due and owing under the Preferred Stock (including the premium payable in connection with any redemption relating to a change of control) prior to or contemporaneous with the consummation of such transaction;

•
sell, lease or otherwise dispose of more than 2% of our consolidated assets (computed on the basis of book value, determined in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”), or fair market value, determined by the board of directors in its reasonable good faith judgment) in any transaction or series of related transactions, other than sales of inventory in the ordinary course of business;

•
become subject to any agreement or instrument which by its terms would (under any circumstances) restrict (A) the right of any subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any indebtedness owed to us or (B) restrict our right or ability to perform the provisions of certain agreements entered into in connection with the Transaction or to conduct its business as conducted as of the Effective Date (as defined in the Amended Facility);

•
make any amendment to or rescind any provision of our organization documents, increase the number of authorized shares of common stock or preferred stock or adversely affect or otherwise impair the rights of the Trailer Investors or the holders of the Preferred Stock; or

•	increase the size of the board of directors or create or change any committee of our board of directors.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive their ratable portion of our assets legally available for distribution after the payment of all debts and other liabilities and subject to the rights of the Preferred Stock.  Subject to the rights of our creditors, upon any liquidation, dissolution or winding up of Wabash the holders of the Preferred Stock are entitled to be paid before any distribution or payment is made to the holders of our common stock.  The liquidation preference for the Preferred Stock is for an amount in cash equal to $1,000 per share of Preferred Stock plus all accumulated, accrued and unpaid dividends thereon.  Further, as noted above under “Voting Rights”, without the consent of a majority of the Trailer Investors we cannot engage in any transaction that results in a change of control unless we pay to the holders of the Preferred Stock all amounts then due and owing under the Preferred Stock (including the premium payable in connection with any redemption relating to a change of control) prior to or contemporaneous with the consummation of such transaction.

Other Rights and Restrictions

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of the Preferred Stock and the shares of any series of preferred stock that we may designate and issue in the future.  Our certificate of incorporation and amended and restated bylaws, as amended, do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Anti-Takeover Provisions

Organizational Documents. Our certificate of incorporation and our amended and restated bylaws, as amended, provide that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders may only be taken if it is properly brought before the meeting or taken by written action in lieu of a meeting by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote were present and void. Our amended and restated bylaws, as amended, further provide that special meetings of stockholders may only be called by our President, board of directors, or chairperson of the board of directors. In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals and director nominations to be brought before an annual meeting of stockholders. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting actions that are favored by the holders of a majority of our outstanding voting securities.

Certificates of Designation of the Preferred Stock.  Pursuant to the terms of our Preferred Stock, which are provided in the certificates of designation filed with the Secretary of State for the State of Delaware for each series, for so long as the Trailer Investors continue to hold a majority of the Preferred Stock we cannot engage in any transaction that results in a change of control unless we pay the Preferred Stock holders all amounts then due and owing under the Preferred Stock (including the premium payable in connection with any redemption relating to a change of control) prior to or contemporaneous with the consummation of such transaction without the consent of a majority of the Trailer Investors.  Further, without the consent of a majority of the Trailer Investors we cannot sell, lease or otherwise dispose of more than 2% of our consolidated assets (as computed on the basis of book value determined in accordance with GAAP or on the basis of fair market value determined by the board of directors in its reasonable good faith judgment) in any transaction or series of related transactions, other than sales of inventory in the ordinary course of business.

Stockholders’ Rights Plan.  We have a Stockholders’ Rights Plan (the “Rights Plan”) that is designed to deter coercive or unfair takeover tactics in the event of an unsolicited takeover attempt. It is not intended to prevent a takeover on terms that are favorable and fair to all stockholders and will not interfere with a merger approved by our board of directors. Each right entitles stockholders to buy one one-thousandth of a share of Series D Junior Participating Preferred Stock at an exercise price of $120. The rights will be exercisable only if a person or a group acquires or announces a tender or exchange offer to acquire 20% or more of our common stock or if we enter into other business combination transactions not approved by our board of directors. Trailer Investments is exempted from the application of the Rights Plan to the acquisition of our shares by them. In the event the rights become exercisable, the Rights Plan allows for our stockholders to acquire our stock or the stock of the surviving corporation, whether or not we are the surviving corporation, having a value twice that of the exercise price of the rights. These rights pursuant to the Rights Plan will expire December 28, 2015 or are redeemable for $0.01 per right by the our board under certain circumstances.

Dividends

Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors on our common stock, subject to any preferential dividend rights of outstanding preferred stock, including the Preferred Stock, and subject to any applicable contractual restrictions and limitations, including as a result of our current amended and restated credit facility.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WNC”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York Mellon Corporation.

LEGAL MATTERS

Hogan & Hartson LLP, Baltimore, Maryland has passed upon certain legal matters in connection with the common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission filing fee	$3,710
Accounting fees and expenses	65,000
Legal fees and expenses	45,000
Miscellaneous	10,000

Total expenses	$123,710

All of the above fees and expenses will be paid by us. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 14. Indemnification of Directors and Officers

     Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. Article TENTH of our certificate of incorporation provides that the we will indemnify our directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damage to us or our stockholders for breach of fiduciary duty, except to the extent not permitted under DGCL.

Bylaws.  Our amended and restated bylaws, as amended, provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to us will be indemnified to the fullest extent permitted by the DGCL.

Indemnification Agreements. The board of directors has adopted a form of indemnification agreement for our directors, which provides a contractual right in certain circumstances to indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising as a result of such individual’s relationship with us, and the advancement of expenses for the same.

Insurance. We maintain directors and officers liability insurance, which covers our directors and officers against certain claims or liabilities arising out of the performance of their duties.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2006 we have issued unregistered securities to a limited number of persons as described below:

                (1) On August 3, 2009, we issued to Trailer Investments, an entity formed to invest in us by Lincolnshire Equity Fund III, L.P., a private equity fund managed by Lincolnshire Management, Inc., the following securities: (i) 20,000 shares of Series E redeemable preferred stock, (ii) 5,000 shares of  Series F redeemable preferred stock, (iii) 10,000 shares of Series G redeemable preferred stock and (iv) a warrant is immediately exercisable at $0.01 per share for up to 44.21% of the shares of our common stock (subject to adjustment) (the “Warrant”).  At the time of issuance, the number of shares subject to the Warrant was 24,762,636 shares of newly issued common stock, subject to upward adjustment. The issuance of the foregoing securities was for an aggregate offering price of $35,000,000 and the issuance was made in reliance on Section 4(2) under the Securities Act and Regulation D promulgated thereunder in a transaction not involving a public offering.

(2)  On May 14, 2009, each non-employee director of our board of directors, as part of the director compensation to be paid by us for 2009, was granted 32,374 shares of unrestricted common stock for an aggregate grant of 194,244 shares, pursuant to our 2007 Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan limits grants of unrestricted stock awards in an aggregate amount of up to 5% of the number of shares of stock available for issuance under the Plan.  In July 2009, we discovered that the May 14, 2009 grant to non-employee directors exceeded this 5% limitation by 118,440 shares, or 19,740 shares per non-employee director, and as such, these shares were void.  In response, and in consideration of the 2009 compensation for service on the board of directors, on July 30, 2009 the board of directors approved providing each non-employee director the right to receive, at the election of such non-employee director, either (i) 19,740 shares of our common stock or (ii) a cash amount equivalent to the product of (1) the closing price of our common stock on the New York Stock Exchange on the business day after the respective election is received us and (2) 19,740.  Accordingly, since that date up to an aggregate of 118,440 shares have been issued to members of the board of directors in reliance on Section 4(2) under the Securities Act in a transaction not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)

2.01	Stock Purchase Agreement by and among the Company, Transcraft Corporation and Transcraft Investment Partners, L.P. dated as of March 3, 2006 (12)
3.01	Certificate of Incorporation of the Company (1)
3.02	Certificate of Designations of Series D Junior Participating Preferred Stock (10)
3.03	Certificates of Designations, Preferences and Rights of Series E Redeemable Preferred Stock (19)
3.04	Certificates of Designations, Preferences and Rights of Series F Redeemable Preferred Stock (19)
3.05	Certificates of Designations, Preferences and Rights of Series G Redeemable Preferred Stock (19)
3.06	Amended and Restated By-laws of the Company, as amended (19)
4.01	Specimen Stock Certificate (2)
4.02	Rights Agreement between the Company and National City Bank as Rights Agent dated December 28, 2005 (11)
4.02	Amendment dated July 17, 2009 to the Rights Agreement, dated as of December 28, 2005, between the Company and National City Bank, as Rights Agent (18)
5.01	Opinion of Hogan & Hartson LLP (20)
10.01#	1992 Stock Option Plan (1)
10.02#	2000 Stock Option Plan (3)
10.03#	Executive Employment Agreement dated June 28, 2002 between the Company and Richard J. Giromini (4)
10.04#	Non-qualified Stock Option Agreement dated July 15, 2002 between the Company and Richard J. Giromini (4)
10.05#	Non-qualified Stock Option Agreement between the Company and William P. Greubel (4)
10.06	Asset Purchase Agreement dated July 22, 2003 (5)
10.07	Amendment No. 1 to the Asset Purchase Agreement dated September 19, 2003 (5)
10.08#	2004 Stock Incentive Plan (6)
10.09#	Form of Associate Stock Option Agreements under the 2004 Stock Incentive Plan (7)
10.10#	Form of Associate Restricted Stock Agreements under the 2004 Stock Incentive Plan (7)
10.11#	Form of Executive Stock Option Agreements under the 2004 Stock Incentive Plan (7)
10.12#	Form of Executive Restricted Stock Agreements under the 2004 Stock Incentive Plan (7)
10.13#	Restricted Stock Unit Agreement between the Company and William P. Greubel dated March 7, 2005 (8)
10.14#	Stock Option Agreement between the Company and William P. Greubel dated March 7, 2005 (8)
10.15#	Corporate Plan for Retirement – Executive Plan (9)

10.16#	Change in Control Policy (15)
10.17#	Executive Severance Policy (15)
10.18#	Form of Restricted Stock Unit Agreement under the 2004 Stock Incentive Plan (13)
10.19#	Form of Restricted Stock Agreement under the 2004 Stock Incentive Plan (13)
10.20#	Form of CEO and President Restricted Stock Agreement under the 2004 Stock Incentive Plan (13)
10.21#	Form of Stock Option Agreement under the 2004 Stock Incentive Plan (13)
10.22#	Form of CEO and President Stock Option Agreement under the 2004 Stock Incentive Plan (13)
10.23#	Executive Director Agreement dated January 1, 2007 between the Company and William P. Greubel (14)
10.24#	Amendment to Executive Employment Agreement dated January 1, 2007 between the Company and Richard J. Giromini (14)
10.25#	Form of Non-Qualified Stock Option Agreement under the 2007 Omnibus Incentive Plan (15)
10.26#	Form of Restricted Stock Agreement under the 2007 Omnibus Incentive Plan (15)
10.27
Third Amended and Restated Loan and Security Agreement, by and among the Company and certain of its subsidiaries identified on the signature page thereto, Bank of America, N.A., as a Lender and as Agent, and other Lender parties thereto (18)

10.28#	2007 Omnibus Incentive Plan, as amended (16)
10.29	Securities Purchase Agreement dated as of July 17, 2009, by and between the Company and Trailer Investments, LLC, including Exhibits thereto (18)
10.30	Investor Rights Agreement dated as of August 3, 2009 by and between the Company and Trailer Investments, LLC (19)
10.31	Warrant to Purchase Shares of Common Stock issued on August 3, 2009 (19)
10.32#	Form of Indemnification Agreement (19)
21.01	List of Significant Subsidiaries (17)
23.01	Consent of Ernst & Young LLP (20)
23.02	Consent of Hogan & Hartson (Included in Exhibit 5.01)
24.01	Power of Attorney (20)

#	Management contract or compensatory plan.

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 33-42810) or the Registrant’s Registration Statement on Form 8-A filed December 6, 1995 (Item 3.02 and 4.02)
(2)	Incorporated by reference to the Registrant’s registration statement Form S-3 (Registration No. 333-27317) filed on May 16, 1997
(3)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended March 31, 2001 (File No. 1-10883)
(4)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 2002 (File No. 1-10883)
(5)	Incorporated by reference to the Registrant’s Form 8-K filed on September 29, 2003 (File No. 1-10883)
(6)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 2004 (File No. 1-10883)
(7)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended September 30, 2004 (File No. 1-10883)
(8)	Incorporated by reference to the Registrant’s Form 8-K filed on March 11, 2005 (File No. 1-10883)
(9)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended March 31, 2005 (File No. 1-10883)
(10)	Incorporated by reference to the Registrant’s Form 8-K filed on December 28, 2005 (File No. 1-10883)
(11)	Incorporated by reference to the Registrant’s registration statement on Form 8-A12B filed on December 28, 2005 (File No. 1-10883)
(12)	Incorporated by reference to the Registrant’s Form 8-K filed on March 8, 2006 (File No. 1-10883)
(13)	Incorporated by reference to the Registrant’s Form 8-K filed on May 18, 2006 (File No. 1-10883)
(14)	Incorporated by reference to the Registrant’s Form 8-K filed on January 8, 2007 (File No. 1-10883)
(15)	Incorporated by reference to the Registrant’s Form 8-K filed on May 24, 2007 (File No. 1-10883)
(16)	Incorporated by reference to the Registrant’s Form 10-K for the year ended December 31, 2007 (File No. 1-10883)
(17)	Incorporated by reference to the Registrant’s Form 10-K for the year ended December 31, 2008 (File No. 1-10883)
(18)	Incorporated by reference to the Registrant’s Form 8-K filed on July 20, 2009 (File No. 1-10883)
(19)	Incorporated by reference to the Registrant’s Form 8-K filed on August 4, 2009 (File No. 1-10883)
(20)	Filed herewith

(b)	Financial statement schedules.

The financial statement schedules have been omitted as they are not applicable or the required information is included in the notes to the financial statements.

Item 17. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Securities and Exchange Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Wabash National Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, Indiana on September 2, 2009.

WABASH NATIONAL CORPORATION

By:	/s/ Richard J. Giromini
Richard J. Giromini President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
	President, Chief Executive Officer and	September 2, 2009
/s/ Richard J. Giromini	Director (principal executive officer)
Richard J. Giromini

	Senior Vice President— Chief Financial	September 2, 2009
Officer (principal financial and accounting
/s/ Mark J. Weber	officer)
Mark J. Weber
*	Director	September 2, 2009
Martin C. Jischke

*	Director	September 2, 2009
James D. Kelly

*	Director	September 2, 2009
Stephanie K. Kushner

*	Director	September 2, 2009
Larry J. Magee

*	Director	September 2, 2009
Scott K. Sorensen

*	Director	September 2, 2009
Ronald L. Stewart

*	Director	September 2, 2009
Thomas J. Maloney

*	Director	September 2, 2009
Michael J. Lyons

*	Director	September 2, 2009
Vineet Pruthi

*	Director	September 2, 2009
James G. Binch

*	Director	September 2, 2009
Andrew C. Boynton

* By:	/s/ Mark J. Weber
Attorney-in-Fact

EXHIBIT INDEX

2.01	Stock Purchase Agreement by and among the Company, Transcraft Corporation and Transcraft Investment Partners, L.P. dated as of March 3, 2006 (12)
3.01	Certificate of Incorporation of the Company (1)
3.02	Certificate of Designations of Series D Junior Participating Preferred Stock (10)
3.03	Certificates of Designations, Preferences and Rights of Series E Redeemable Preferred Stock (19)
3.04	Certificates of Designations, Preferences and Rights of Series F Redeemable Preferred Stock (19)
3.05	Certificates of Designations, Preferences and Rights of Series G Redeemable Preferred Stock (19)
3.06	Amended and Restated By-laws of the Company, as amended (19)
4.01	Specimen Stock Certificate (2)
4.02	Rights Agreement between the Company and National City Bank as Rights Agent dated December 28, 2005 (11)
4.02	Amendment dated July 17, 2009 to the Rights Agreement, dated as of December 28, 2005, between the Company and National City Bank, as Rights Agent (18)
5.01	Opinion of Hogan & Hartson LLP (20)
10.01#	1992 Stock Option Plan (1)
10.02#	2000 Stock Option Plan (3)
10.03#	Executive Employment Agreement dated June 28, 2002 between the Company and Richard J. Giromini (4)
10.04#	Non-qualified Stock Option Agreement dated July 15, 2002 between the Company and Richard J. Giromini (4)
10.05#	Non-qualified Stock Option Agreement between the Company and William P. Greubel (4)
10.06	Asset Purchase Agreement dated July 22, 2003 (5)
10.07	Amendment No. 1 to the Asset Purchase Agreement dated September 19, 2003 (5)
10.08#	2004 Stock Incentive Plan (6)
10.09#	Form of Associate Stock Option Agreements under the 2004 Stock Incentive Plan (7)
10.10#	Form of Associate Restricted Stock Agreements under the 2004 Stock Incentive Plan (7)
10.11#	Form of Executive Stock Option Agreements under the 2004 Stock Incentive Plan (7)
10.12#	Form of Executive Restricted Stock Agreements under the 2004 Stock Incentive Plan (7)
10.13#	Restricted Stock Unit Agreement between the Company and William P. Greubel dated March 7, 2005 (8)
10.14#	Stock Option Agreement between the Company and William P. Greubel dated March 7, 2005 (8)
10.15#	Corporate Plan for Retirement – Executive Plan (9)
10.16#	Change in Control Policy (15)
10.17#	Executive Severance Policy (15)
10.18#	Form of Restricted Stock Unit Agreement under the 2004 Stock Incentive Plan (13)
10.19#	Form of Restricted Stock Agreement under the 2004 Stock Incentive Plan (13)
10.20#	Form of CEO and President Restricted Stock Agreement under the 2004 Stock Incentive Plan (13)
10.21#	Form of Stock Option Agreement under the 2004 Stock Incentive Plan (13)
10.22#	Form of CEO and President Stock Option Agreement under the 2004 Stock Incentive Plan (13)
10.23#	Executive Director Agreement dated January 1, 2007 between the Company and William P. Greubel (14)
10.24#	Amendment to Executive Employment Agreement dated January 1, 2007 between the Company and Richard J. Giromini (14)
10.25#	Form of Non-Qualified Stock Option Agreement under the 2007 Omnibus Incentive Plan (15)
10.26#	Form of Restricted Stock Agreement under the 2007 Omnibus Incentive Plan (15)
10.27
Third Amended and Restated Loan and Security Agreement, by and among the Company and certain of its subsidiaries identified on the signature page thereto, Bank of America, N.A., as a Lender and as Agent, and other Lender parties thereto (18)

10.28#	2007 Omnibus Incentive Plan, as amended (16)
10.29	Securities Purchase Agreement dated as of July 17, 2009, by and between the Company and Trailer Investments, LLC, including Exhibits thereto (18)
10.30	Investor Rights Agreement dated as of August 3, 2009 by and between the Company and Trailer Investments, LLC (19)
10.31	Warrant to Purchase Shares of Common Stock issued on August 3, 2009 (19)
10.32#	Form of Indemnification Agreement (19)

21.01	List of Significant Subsidiaries (17)
23.01	Consent of Ernst & Young LLP (20)
23.02	Consent of Hogan & Hartson (Included in Exhibit 5.01)
24.01	Power of Attorney (20)

#	Management contract or compensatory plan.

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 33-42810) or the Registrant’s Registration Statement on Form 8-A filed December 6, 1995 (Item 3.02 and 4.02)
(2)	Incorporated by reference to the Registrant’s registration statement Form S-3 (Registration No. 333-27317) filed on May 16, 1997
(3)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended March 31, 2001 (File No. 1-10883)
(4)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 2002 (File No. 1-10883)
(5)	Incorporated by reference to the Registrant’s Form 8-K filed on September 29, 2003 (File No. 1-10883)
(6)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 2004 (File No. 1-10883)
(7)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended September 30, 2004 (File No. 1-10883)
(8)	Incorporated by reference to the Registrant’s Form 8-K filed on March 11, 2005 (File No. 1-10883)
(9)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended March 31, 2005 (File No. 1-10883)
(10)	Incorporated by reference to the Registrant’s Form 8-K filed on December 28, 2005 (File No. 1-10883)
(11)	Incorporated by reference to the Registrant’s registration statement on Form 8-A12B filed on December 28, 2005 (File No. 1-10883)
(12)	Incorporated by reference to the Registrant’s Form 8-K filed on March 8, 2006 (File No. 1-10883)
(13)	Incorporated by reference to the Registrant’s Form 8-K filed on May 18, 2006 (File No. 1-10883)
(14)	Incorporated by reference to the Registrant’s Form 8-K filed on January 8, 2007 (File No. 1-10883)
(15)	Incorporated by reference to the Registrant’s Form 8-K filed on May 24, 2007 (File No. 1-10883)
(16)	Incorporated by reference to the Registrant’s Form 10-K for the year ended December 31, 2007 (File No. 1-10883)
(17)	Incorporated by reference to the Registrant’s Form 10-K for the year ended December 31, 2008 (File No. 1-10883)
(18)	Incorporated by reference to the Registrant’s Form 8-K filed on July 20, 2009 (File No. 1-10883)
(19)	Incorporated by reference to the Registrant’s Form 8-K filed on August 4, 2009 (File No. 1-10883)
(20)	Filed herewith